Exhibit 21
SUBSIDIARIES OF REGISTRANT

State/Country of
	Name	Incorporation

1.	Cerner BeyondNow, Inc.	Kansas

2.	Cerner Belgium, Inc.	Delaware

3.	Cerner Campus Redevelopment Corporation	Missouri

4.	Cerner Canada Limited	Delaware

5.	Cerner Citation, Inc.	Delaware

6.	Cerner Corporation PTY Limited	New South Wales (Australia)

7.	Cerner Deutschland GmbH	Germany

8.	Cerner DHT, Inc.	Delaware

9.	Cerner France SAS	France

10.	Cerner Healthcare Solutions Private Limited	India

11.	Cerner Health Connections, Inc.	Delaware

12.	Cerner Iberia, S.L.	Spain

13.	Cerner Innovation, Inc.	Delaware

14.	Cerner International, Inc.	Delaware

15.	Cerner Investment Corp.	Nevada

16.	Cerner Limited	United Kingdom

17.	Cerner Ireland Limited	Republic of Ireland

18.	Cerner Middle East FZ-LLC	Emirate of Dubai, UAE

19.	Cerner Middle East, Ltd.	Cayman Islands

20.	Cerner Multum, Inc.	Delaware

21.	Cerner Physician Practice, Inc.	Delaware

22.	Cerner Project IMPACT, Inc.	Delaware

23.	Cerner Properties, Inc.	Delaware

24.	Cerner, SAS	France

25.	Cerner Singapore Limited	Delaware

26.	Cerner (Malaysia) SDN BHD	Malaysia

27.	The Health Exchange, Inc.	Missouri